EXHIBIT 23.3
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Opko Health, Inc.:
We consent to the incorporation by reference in the registration statement on Form S-8 of Opko Health, Inc. of our report dated March 30, 2007, with respect to the balance sheets of Acuity Pharmaceuticals, Inc. (a development-stage company) as of December 31, 2006 and 2005, and the related statements of operations, redeemable convertible preferred stock and stockholders’ equity (deficit), and cash flows for each of the years in the three year period ended December 31, 2006 and period from March 27, 2003 (inception) to December 31, 2006, which report appears in the Form 8-K of eXegenics Inc. dated April 2, 2007.
Our report dated March 27,2 007, contains an explanatory paragraph that states the Company has suffered recurring losses from operations and has a total stockholders’ deficit that raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.
Our report also refers to that effective January 1, 2006, the Company adopted the fair value method of accounting for stock-based compensation as required by Statement of Financial Accounting Standards No. 123(R), Share-Based Payment.
/s/ KPMG LLP
Philadelphia, Pennsylvania
June 25, 2007